Exhibit 99.2

NEWS RELEASE

For Immediate Release
March 17, 2015
Maxwell Technologies Grants Non-Plan Equity Awards to New SVP of Global Sales

SAN DIEGO - As previously announced, Maxwell Technologies, Inc. (Nasdaq: MXWL) (the “Company”) has hired Michael Finger as its new Senior Vice President of Global Sales. As part of his hire-on compensation package and as an inducement material to his acceptance of employment with the Company, Mr. Finger was granted equity awards outside of the Company’s stockholder-approved stock plan as permitted under with Nasdaq Listing Rule 5635(c)(4). Specifically, he received 11,646 stock options, 27,745 time-based vesting restricted stock units; and 8,092 target-level performance-based restricted stock units (up to 16,184 such units upon maximum achievement of the applicable performance objectives).  Mr. Finger’s equity awards otherwise have substantially the same terms and conditions as the corresponding equity awards granted to other executive officers of the Company under its 2013 Omnibus Equity Incentive Plan in connection with the Company’s fiscal year 2015 compensation program.
About Maxwell: Maxwell is a global leader in the development and manufacture of innovative, cost-effective energy storage and power delivery solutions. Our ultracapacitor products provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation and telecommunications. Our high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. Our radiation-mitigated microelectronic products include power modules, memory modules and single board computers that incorporate powerful commercial silicon for superior performance and high reliability in aerospace applications. For more information, please visit our website: www.maxwell.com.
Media & Investor Contact: Michael Sund, +1 858.503.3233; msund@maxwell.com

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